EXHIBIT 21.0


                                  SUBSIDIARIES

           Name                             Jurisdiction of Formation

      CyberOptics UK, Ltd.                  United Kingdom

      Imagenation Corporation               Oregon

      Hama Sensors, Inc.                    Minnesota

      CyberOptics Sales Corporation         Barbados